DSI REALTY INCOME FUND VII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1997 AND DECEMBER 31, 1996

                                          March 31,      December 31,
                                            1997             1996
ASSETS

CASH AND CASH EQUIVALENTS                $  437,652       $  481,301
PROPERTY                                  3,547,402        3,674,730

OTHER ASSETS                                 79,777           31,660

TOTAL                                    $4,064,831       $4,187,691


LIABILITIES AND PARTNERS' EQUITY


LIABILITIES                              $  577,732       $  567,689

PARTNERS' EQUITY:
     General Partners                       (72,897)         (71,568)
     Limited Partners                     3,559,996        3,691,570

  Total partners' equity                  3,487,099        3,620,002

TOTAL                                    $4,064,831       $4,187,691

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996


                                          March 31,         March 31,
                                            1997              1996

REVENUES:

Rental Income                            $  468,687        $  462,690
Interest                                      2,629             2,666
     Total revenues                         471,316           465,356

EXPENSES:

Operating Expenses                          299,370           298,867
General and administrative                   62,425            62,692
     Total expenses                         361,795           361,559


NET INCOME                               $  109,521        $  103,797


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  108,426        $  102,759
    General partners                          1,095             1,038

TOTAL                                    $  109,521        $  103,797

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     4.52        $     4.28


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995           ($66,391)     $4,204,098   $4,137,707

NET INCOME                               1,038         102,759      103,797
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

EQUITY AT MARCH 31, 1996              ($67,777)     $4,066,857   $3,999,080

EQUITY AT DECEMBER 31, 1996           ($71,568)     $3,691,570   $3,620,002

NET INCOME                               1,095         108,426      109,521
DISTRIBUTIONS                           (2,424)       (240,000)    (242,424)

EQUITY AT MARCH 31, 1997              ($72,897)     $3,559,996   $3,487,099


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                       March 31,          March 31,
                                          1997              1996

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 109,521          $ 103,797

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

    Depreciation                         127,328            127,328

    Changes in assets and
	liabilities:

     Increase in other assets            (48,117)           (48,485)

     Increase in liabilities              10,043              5,354

Net cash provided by
   operating activities                  198,775            187,994



CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (242,424)          (242,424)

NET DECREASE IN CASH AND
    CASH EQUIVALENTS                     (43,649)           (54,430)

CASH AND CASH EQUIVALENTS:

     At beginning of period              481,301             470,517
     At end of period                  $ 437,652           $ 416,087


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VII (the "Partnership"), has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1997, and for the periods ended March 31, 1997, and 1996, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 15 years. The total cost of property and accumulated depreciation at March 31, 1997, is as follows:

        Land                                 $  2,089,800
        Buildings and equipment                 7,662,434
        Equipment                                  39,046
        Total                                   9,791,280
        Less: Accumulated Depreciation        ( 6,243,878)
        Property - Net                       $  3,547,402

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.